UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2009

State Street Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	001-07511	04-2456637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Lincoln Street, Boston, Massachusetts	02111
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (617) 786-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01	Other Events.

On March 3, 2009, State Street Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Banc of America Securities LLC and Goldman, Sachs & Co., as representatives of the several underwriters named in the Underwriting Agreement, for the issuance by the Company of $1.5 billion aggregate principal amount of 2.150% Senior Notes Due 2012 (the “Notes”) in a public offering pursuant to a Registration Statement on Form S-3 (File No. 333-132606) and a related Preliminary Prospectus Supplement and Prospectus Supplement as filed with the Securities and Exchange Commission. The Notes issued by the Company are guaranteed by the Federal Deposit Insurance Corporation under its Temporary Liquidity Guarantee Program.

The Company expects to receive net proceeds, after the underwriting discount, but before deducting other expenses of the offering, of approximately $1.49 billion. The offering of the Notes is expected to close on March 6, 2009, subject to customary closing conditions.

The purpose of this Current Report on Form 8-K is to file with the Securities and Exchange Commission the Underwriting Agreement, as attached to this Current Report on Form 8-K and incorporated herein by reference, and the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, regarding the legality of the Notes, and filed as Exhibit 5.1 hereto.

Item 9.01.	Exhibits.

(d)	Exhibits

1.1	Underwriting Agreement, dated March 3, 2009, by and among State Street Corporation, Banc of America Securities LLC and Goldman, Sachs & Co., as representatives of the several underwriters named therein.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included as part of Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE STREET CORPORATION

By:	/s/ David C. Phelan
Name:	David C. Phelan
Title:	Executive Vice President and General Counsel

Date: March 6, 2009

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated March 3, 2009, by and among State Street Corporation, Banc of America Securities LLC and Goldman, Sachs & Co., as representatives of the several underwriters named therein.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included as part of Exhibit 5.1).